Exhibit 10.1

Date December 21 2007

(1) THE WALT DISNEY COMPANY LIMITED

(2) COLUMBIA PICTURES CORPORATION LIMITED

(3) FILMFLEX MOVIES LIMITED

(4) ON DEMAND GROUP LIMITED

Agreement

for the purchase of shares

in FilmFlex Movies Limited

Bird & Bird

15 Fetter Lane

London EC4A 1JP

Tel: 020 7415 6000

Fax: 020 7415 6111

Ref: NXB/HGB/WALTD.0050

THIS AGREEMENT is made as a deed on the 21 day of December 2007

BETWEEN

(1)	THE WALT DISNEY COMPANY LIMITED, a company incorporated in England & Wales under registration number 00530051, the registered office of which is at 3 Queen Caroline Street, London, W6 9PE (“Disney”);

(2)	COLUMBIA PICTURES CORPORATION LIMITED, a company incorporated in England & Wales under registration number 00242372, the registered office of which is at Sony Pictures Europe House, 25 Golden Square, London, WIF 9LU (“Sony”);

(3)	FILMFLEX MOVIES LIMITED, a company incorporated in England & Wales under registration number 05280342, the registered office of which is at 1 Stephen Street, London, W1T 1AL (“FilmFlex”); and

(4)	ON DEMAND GROUP LIMITED, a company incorporated in England & Wales under registration number 04094951, the registered office of which is at Narrow Quay House, Narrow Quay, Bristol, BS1 4AH (“ODG”).

BACKGROUND

(A)	ODG is the registered holder and beneficial owner of 1,050,000 shares in the capital of FilmFlex and such shares have been issued as fully paid.

(B)	ODG wishes to sell and Disney and Sony (together, the “Purchasers” and each a “Purchaser”) wish to purchase the shares in the capital of FilmFlex (the “Shares”) on the terms set out in this Agreement.

(C)	The parties to this Agreement are all the parties to a shareholders’ agreement dated 29 November 2004 relating to the establishment of FilmFlex, together with various amendment agreements dated 22 May 2007, 19 July 2007, 2 October 2007 and 30 November 2007 (the “Shareholders’ Agreement”).

(D)	The parties wish to terminate the Shareholders’ Agreement with regard to ODG on the terms set out in this Agreement.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In and for the purposes of this Agreement, unless the context otherwise requires:

“Board” means the board of directors of FilmFlex;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England;

“Buy Back” means the repurchase by FilmFlex of 190,000 shares in the share capital of FilmFlex pursuant to the Buy Back Agreement;

“Buy Back Agreement” means the agreement in the agreed terms to be made between (1) ODG; and (2) FilmFlex relating to the Buy Back;

“Conditions” means the conditions referred to in Clause 4;

“Confidential Information” means information:

(a)	which a party may have or acquire before the date of this Agreement in relation to FilmFlex’s customers, business, assets or affairs, including, without limitation, any information provided pursuant to clause 9 of the Shareholders’ Agreement;

(b)	which a party may have or acquire before the date of this Agreement in relation to the customers, business, assets or affairs of any other shareholder of FilmFlex (or member of its Group) resulting from:

(i)	negotiating this Agreement or the Shareholders’ Agreement;

(ii)	being a shareholder of FilmFlex;

(iii)	having appointees on the Board;

(iv)	exercising its rights or performing its obligations under this Agreement or the Shareholders’ Agreement; or

(c)	which relates to the contents of this Agreement or the Shareholders’ Agreement (or any agreement or arrangement entered into pursuant to this Agreement or the Shareholders’ Agreement).

“Connected Persons” means in relation to a party:

(a)	any member of that party’s Group;

(b)	any of the shareholders of that party;

(c)	in relation to an individual shareholder of that party, that individual’s spouse, co-habitee, children, grand-children and any undertaking in which any of them or that shareholder has, or have together with any person acting in concert with them, a Controlling Interest; and

(d)	in relation to an undertaking shareholder of that party, any of that undertaking’s Subsidiaries, that undertaking’s Holding Company or any Subsidiaries of its Holding Company;

“Consideration” means the consideration for the sale of the Shares payable under Clause 3;

“Controlling Interest” means in relation to a person or group of persons acting in concert:

(a)	the ownership or control (directly or indirectly) of more than fifty per cent (50%) of the voting share capital of the relevant undertaking; or

(b)	the ability to direct the casting of more than fifty per cent (50%) of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters;

“OSA Documents” mean the outsourced services agreement in the agreed terms to be made between (1) FilmFlex; and (2) On Demand Management Limited (a wholly owned subsidiary of ODG), together with all the other agreements in agreed form as listed in Schedule 1;

“Third Party” means any person in whose favour any right or benefit under this Agreement is extended by the express use of the term “Third Party”, in which case the terms of Clause 15 shall apply to the enjoyment or enforcement of such benefit and such person’s rights thereto;

“Territory” means the United Kingdom and Republic of Ireland.

1.2	In and for the purposes of this Agreement, unless the context otherwise requires:

(a)	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Companies Act 1985 and a “subsidiary” or “holding company” is to be construed in accordance with section 736 and 736A of the Companies Act 1985, and are not limited to companies;

(b)	references to “Group” in relation to any company mean that company, its subsidiaries, its holding companies and every subsidiary of each such holding company from time to time;

(c)	reference to “agreed terms” means terms contained in a form which has been agreed and initialled by or on behalf of the parties for the purpose of identification immediately prior to the signing of this Agreement;

(d)	the headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

(e)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(f)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

2.	SALE AND PURCHASE OF THE SHARES

2.1	ODG shall sell with full title guarantee and Disney, relying on the warranties, covenants and undertakings by ODG in this Agreement shall purchase 430,000 Shares on the terms of this Agreement free from all claims, liens, charges and encumbrances and together with all rights attaching to them.

2.2	ODG shall sell with full title guarantee and Sony, relying on the warranties, covenants and undertakings by ODG in this Agreement shall purchase 430,000 Shares on the terms of this Agreement free from all claims, liens, charges and encumbrances and together with all rights attaching to them.

2.3	The Purchasers shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.4	ODG covenants with the Purchasers that it has the right to sell and transfer the full legal and beneficial interest in the Shares to the Purchasers on the terms set out in this Agreement.

3.	CONSIDERATION

3.1	The consideration for the sale of the Shares to be purchased by Disney pursuant to Clause 2.1 shall be £3,685,714.29 which shall be payable in cash on Completion.

3.2	The consideration for the sale of the Shares to be purchased by Sony pursuant to Clause 2.2 shall be £3,685,714.29 which shall be payable in cash on Completion.

4.	CONDITIONS

4.1	Completion of the sale and purchase of the Shares (“Completion”) shall be conditional upon:

(a)	completion of the Buy Back in accordance with the terms of the Buy Back Agreement; and

(b)	signature of the OSA Documents by the respective parties thereto.

4.2	The parties shall use their respective reasonable endeavours to satisfy the Conditions as soon as reasonably practicable.

5.	COMPLETION

5.1	Completion shall take place at the offices of Bird & Bird at 15 Fetter Lane, London, EC4A 1JP immediately following satisfaction of the Conditions when ODG shall undertake the matters set out in Clause 5.2.

5.2	At Completion, ODG shall:

(a)	deliver to Disney duly executed transfers of the Shares to be transferred to Disney pursuant to Clause 2.1 in favour of Disney or as it may direct together with the share certificates representing those Shares (or an express indemnity in a form satisfactory to Disney in the case of any found to be missing);

(b)	deliver to Sony duly executed transfers of the Shares to be transferred to Sony pursuant to Clause 2.2 in favour of Sony or as it may direct together with the share certificates representing those Shares (or an express indemnity in a form satisfactory to Sony in the case of any found to be missing);

(c)	deliver to FilmFlex letters of resignation in the agreed terms duly executed by Anthony Kelly and Andrew Birchall, being the directors of FilmFlex nominated by ODG; and

(d)	deliver to FilmFlex copies of the OSA Documents duly executed by the parties thereto.

5.3	The Purchasers shall not be obliged to complete this Agreement unless ODG complies fully with the requirements of Clause 5.2.

5.4	At Completion, each Purchaser shall pay to such account of ODG as ODG shall advise in writing at least one Business Day prior to Completion the Consideration due from each of them as set out in Clause 3 in immediately available funds by electronic transfer under the CHAPS system.

5.5	ODG shall (if required by notice from FilmFlex or any other party to this Agreement) return to FilmFlex or such other party the Confidential Information of FilmFlex which ODG has acquired prior to the date of this Agreement. If so required to return such Confidential Information, ODG shall (and shall ensure that its Representatives shall):

(a)	return all documents containing such Confidential Information which have been provided by or on behalf of the party demanding the return of Confidential Information;

(b)	destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information; and

(c)	take reasonable steps to expunge all such Confidential Information from any computer, hard processor or other device containing Confidential Information,

(save, in each case, for any submission to or filings with governmental, tax or regulatory authorities or as otherwise not subject to an obligation of confidentiality by virtue of clauses 8(b), (c), (d), (e) or (f)). Any destruction of Confidential Information will be certified to the other parties in writing by the relevant party by an authorised officer supervising it. The undertakings in this paragraph shall not apply to any Confidential Information which the relevant party, a Representative or a member of the relevant party’s Group must retain under any applicable law, rule or regulation, for tax or accounting purposes, including the rules of a professional body. The provisions of this Clause 5.5 continue to apply for a period of twenty four (24) months from the date of Completion.

6.	WARRANTIES

6.1	ODG hereby warrants to the Purchasers that:

(a)	ODG has the requisite power and authority to enter into and perform this Agreement and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other person;

(b)	this Agreement will, when executed, constitute binding obligations on ODG in accordance with its provisions; and

(c)	all consents, permissions, approvals and agreements of third parties which are necessary for ODG to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing.

7.	SHAREHOLDERS’ AGREEMENT

7.1	Each of the parties consents, for the purposes of clause 7.2 and clause 14 of the Shareholders’ Agreement and Article 17 of the articles of association of FilmFlex, to the transactions and matters envisaged by this Agreement and waives any rights of pre-emption, restrictions or other rights which may exist pursuant to the Shareholders’ Agreement, the articles of association of FilmFlex or otherwise which might prevent any such transaction or matters.

7.2	With effect from Completion and notwithstanding the provisions of the Shareholders’ Agreement:

(a)	each of the parties to this Agreement agrees that the Shareholders’ Agreement shall terminate with regard to ODG, but shall remain in full force and effect with regard to the remaining parties to this Agreement;

(b)	each of the parties to this Agreement agrees that the Purchasers and FilmFlex shall not have any further rights or obligations to, or in respect of, ODG and ODG shall not have any further rights or obligations to, or in respect of the Purchasers and FilmFlex in connection with the Shareholders’ Agreement;

(c)	each of the Purchasers and FilmFlex releases ODG from all obligations and liabilities under the Shareholders’ Agreement;

(d)	each of the Purchasers and FilmFlex unconditionally and irrevocably waives any claim that it has or may have against ODG and its Connected Persons and ODG unconditionally and irrevocably waives any claim that it has or may have against any Purchaser and FilmFlex and their Connected Persons in each case for itself and for the benefit of its Connected Persons and the directors of FilmFlex as Third Parties in connection with the Shareholders’ Agreement including, without limitation, any claims which any party may have with regard to any breaches or defaults or alleged breaches or defaults (including breaches of fiduciary duties) whether under the Shareholders’ Agreement or otherwise by a party or its appointee(s) to the Board; and

(e)	agrees that any consents, waivers or approvals required to be given or to have been given under the Shareholders’ Agreement are deemed to be given.

8.	CONFIDENTIALITY

8.1	ODG shall keep confidential (including as regards members of its Group and its (or such members’) Representatives) any Confidential Information. ODG shall not use for its own business purposes or disclose to any third party any such Confidential Information.

8.2	The obligation of confidentiality under Clause 8.1 does not apply to:

(a)	the disclosure (subject to Clause 8.33) in confidence by ODG to a company which is another member of the ODG’s Group or to such party’s (or any such member’s) directors, officers, employees, agents and professional or other advisers (“Representatives”) on a “need to know” basis where the recipient in the reasonable opinion of the disclosing party requires access to the information for a purpose reasonably incidental to this Agreement;

(b)	information which is independently developed by ODG or acquired from a third party to the extent that it is acquired with the right to disclose the same;

(c)	the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority;

(d)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of ODG or any member of its Group;

(e)	information which comes within the public domain (otherwise than as a result of a breach of this Clause 8);

(f)	any announcement made in accordance with the terms of Clause 10;

8.3	ODG shall inform (and shall ensure that any member of its Group shall inform) any Representatives to whom it provides Confidential Information that such information is confidential and shall instruct them:

(a)	to keep it confidential;

(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of the Shareholders’ Agreement or this Agreement); and

(c)	to take all steps necessary to ensure that it is used only for the purposes for which the Confidential Information was obtained by ODG.

8.4	ODG is responsible for any breach of this Clause 8 by a Representative to whom it (or any member of its Group) provides any Confidential Information.

8.5	The provisions of this Clause 8 continue to apply for a period of twenty four (24) months from the date of Completion.

9.	NON-COMPETITION AND NON-SOLICITATION

9.1	ODG agrees, and agrees to procure, that until 31 December 2009, neither ODG nor any of its Connected Persons from time to time shall directly or indirectly compete with FilmFlex in the Territory. For this purpose, “compete” means to provide, or assist any other person to provide, any video on demand movie or feature film service or services on any Virgin Media operated networks (including broadband and DSL networks) within the Territory (whether alone or jointly with others or whether as principal, agent, shareholder, technical service provider or otherwise and whether for its own benefit or that of others). For the purposes of this clause, “video on demand” is a means by which a viewer of a service is able to select, fast forward, rewind and pause audiovisual content. For the avoidance of doubt, video on demand includes subscription video on demand, pay-per-view, push-video on demand and any other form of viewing which incorporates the foregoing functionality.

9.2	The restriction contained in Clause 9.1 does not affect or prohibit ODG (or any of its Connected Persons):

(a)	acquiring or holding shares amounting to less than three (3) per cent of the capital of a company quoted on any recognised investment or stock exchange and engaged in activities within the Territory which compete with FilmFlex Group;

(b)	acquiring or holding less than a Controlling Interest in shares in a non-listed company or undertaking engaged in activities within the Territory if those activities contribute less than five per cent. (5%) of that company’s or undertaking’s annual sales;

(c)	supplying services to manage any video on demand movie or feature film service where such service is principally comprised of so-called “Bollywood” titles or “adult” (i.e. pornographic) titles

(d)	supplying services to manage Virgin Media’s non-movie video on demand services.

9.3	The restrictions contained in Clause 9.1 shall not affect or prohibit SeaChange International, Inc. from carrying on its current and future business in the Territory of the sale of all of its products and services, including, but not limited to, video on demand servers, advertising insertion products and services, broadcast products and services and the provision of software integration and related technical services and any other product or service that it may offer. For the avoidance of doubt, if SeaChange International, Inc. performs activities which, as at the date of this Agreement, are being performed by ODG in the Territory and which breach clause 9.1, the exemption in this clause 9.3 shall not apply.

9.4	ODG undertakes that that for a period of twenty four (24) months from the date of Completion it shall not (and shall procure that each other member of its Group shall not) solicit or endeavour to entice away from any member of the FilmFlex Group any person who is employed by any member of the FilmFlex Group in an executive or senior managerial capacity. This Clause 9.4 shall not prevent any member of a ODG’s Group from employing any person who:

(a)	responds to a public advertisement for the relevant vacancy placed by or on behalf of the relevant member of ODG’s Group which was not targeted at the individual concerned;

(b)	is made redundant or whose employment is terminated by any member of the FilmFlex Group;

(c)	approaches ODG for employment on an unsolicited basis; or

(d)	prior to being employed by any member of the FilmFlex Group was employed by a member of ODG’s Group.

9.5	ODG agrees that, having regard to all the circumstances, the restrictions in this Clause 9 are reasonable and necessary but no more than sufficient for the protection of each of the parties. ODG agrees that:

(a)	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(b)	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, the restriction shall apply with the deletions that are necessary to make it valid and enforceable.

10.	ANNOUNCEMENTS

10.1	Subject to Clause 10.2, and whether or not any restriction contained in Clause 8 applies, ODG shall not hold any press conference or press briefing or make any announcement (including, without limitation, any communication to the public, to any customers or suppliers of FilmFlex, or to all or any of the employees of FilmFlex) (i) concerning the provisions or subject matter of this Agreement without the prior written approval of the Purchasers or (ii) containing any information about any other party without the prior written approval of such other party.

10.2	Clause 10.1 shall not apply if and to the extent that such announcement is required by:

(a)	law; or

(b)	any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the London Stock Exchange, the Panel on Takeovers and Mergers, the Serious Fraud Office and the United States Securities and Exchange Commission) and whether or not the requirement has the force of law; or

(c)	any applicable regulatory authority to which ODG or its Connected Persons is subject, and provided that any such announcement shall be made only after consultation with the Purchasers.

11.	COSTS

Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

12.	CONSTITUTION OF THIS AGREEMENT

12.1	This Agreement and the documents in the agreed terms contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and supersede all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions.

12.2	Each of the parties acknowledges to the others that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, promise or other assurance (whether contractual or otherwise) given by or on behalf of a party, except those set out in this Agreement, and waives all rights and remedies, which, but for this Clause 12 might be available to it in respect of such representation, warranty or other assurance, provided that nothing in this Clause 12 shall limit or exclude any liability for fraudulent misrepresentation.

12.3	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

12.4	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

13.	RIGHTS

13.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

13.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

13.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

13.4	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

13.5	Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

14.	SUCCESSORS AND ASSIGNS

14.1	Each Purchaser may assign any or all of the rights and benefit under this Agreement, including each of the obligations, warranties and undertakings undertaken or given by ODG, and any cause of action arising under or in respect of any of them, to any member of its Group.

14.2	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but, subject to Clause 14.1, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other party.

15.	THIRD PARTIES

15.1	The provisions of Clause 7.2(d) (the “Relevant Clause”) confer a benefit on the persons specifically referred to in the Relevant Clause (each, a “Third Party”) and, subject to the remaining provisions of this Clause 15 are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999. It is further agreed that the provisions of Clause 20 shall apply mutatis mutandis to any proceedings brought or arising pursuant to the Relevant Clause.

15.2	Except where expressly stated in this Agreement to the contrary, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999.

16.	ILLEGALITY

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

17.	NOTICES

17.1	Any notice or other document to be served under this Agreement may be delivered or sent by registered post or facsimile to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other party in accordance with this Clause 17.

17.2	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted inland, at 10.00 hours on the second Business Day after it was put into the post; or

(c)	if posted airmail, at 10.00 hours (local time at the recipient’s address) on the fifth Business Day after it was put in the post; or

(d)	if sent by facsimile, at the expiration of two hours after the time of dispatch or, if dispatched before 15.00 hours on any Business Day, at 10.00 on the Business Day following the date of dispatch.

17.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (first class if UK inland) as a prepaid registered post letter or that the facsimile message was properly addressed and dispatched (as relevant).

17.4	The addresses of the parties for the purposes of this Clause 17 are as follows:

(a)	Sony:

	Address:	Columbia Pictures Corporation Limited
Sony Pictures Europe House 25 Golden Square London W1F 9LU
Attn.: President & Managing Director

	Facsimile number:	+44 207 533 1120

With a copy to:

	Address:	Sony Pictures Entertainment Inc.
10202 West Washington Boulevard Culver City, California 90232 U.S.A.

	Attention:	General Counsel

	Facsimile:	+1-310-244-0510

(b)	Disney:

	Address:	3 Queen Caroline Street, London W6 9PE

	Facsimile number:	020 8222 1713

	Attention:	Head of Ventures and Business Development

(c)	FilmFlex:

	Address:	1 Stephen Street, London W1T 1AT

	Facsimile number:	020 7131 6775

	Attention:	The Managing Director

(d)	ODG:

	Address:	1 Stephen Street, London W1T 1AT

	Facsimile number:	020 7691 5951

	Attention:	Anthony Kelly

18.	SEVERAL LIABILITY

Where any obligation or undertaking in this Agreement is expressed to be made, undertaken or given by the Purchasers, they shall be severally responsible in respect of it.

19.	POWER OF ATTORNEY

19.1	From Completion, ODG hereby unconditionally appoints Sony and Disney (acting by any of their directors from time to time) as attorneys (each an “Attorney”) in respect of the Shares being acquired by each of them for so long as ODG remains registered as a member of FilmFlex pending expiry of the period of 30 days following Completion and agreement of the amount of liability to stamp duty on the transfers of the Shares with the Stamp Office, to vote or appoint a proxy in respect of the Shares that are being acquired by each them or sign and deliver any written resolutions as a member and exercise all other rights and discretions in respect of those Shares and to receive all income and capital payments payable in respect of those Shares.

19.2	Each Attorney shall have the power to sign, execute and deliver and do, or cause to be signed, executed, delivered or done, any deeds, documents, acts or things as may be necessary in relation to the matters specified in paragraph 19.1.

19.3	ODG hereby undertakes to ratify whatever an Attorney may sign, execute and deliver or do, or lawfully cause to be done, under the authority or purported authority of this power of attorney.

19.4	The power of attorney given by ODG shall be irrevocable.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement shall be governed by and construed in accordance with English law.

20.2	In relation to any legal action or proceedings in relation to any claim, dispute or difference concerning, or to enforce, this Agreement, any matter arising out of, or in connection with, this Agreement each of the parties irrevocably submits to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Agreement has been executed and delivered as a deed by the parties or their duly authorised representatives on the date which appears first on the first page of this Agreement.

EXECUTED as a DEED by	)
THE WALT DISNEY COMPANY	)
LIMITED	)
acting by:

Director: /s/ Illegible

Director/Secretary: /s/ Illegible

EXECUTED as a DEED by	)	/s/ S. Baxter
COLUMBIA PICTURES	)
CORPORATION LIMITED	)
acting by:

Director: /s/ Illegible

Authorized Signatory: /s/ S. Baxter

EXECUTED as a DEED by	)	/s/ S. Baxter
FILMFLEX MOVIES LIMITED	)
acting by:

Director: /s/ S. Baxter

Director/Secretary: /s/ J. Ward

EXECUTED as a DEED by	)	/s/ A. Kelly
ON DEMAND GROUP LIMITED	)
acting by:

Director: /s/ A. Kelly

Director/Secretary: /s/ C. de Beer

SCHEDULE 1

OSA DOCUMENTS

1.	Services Agreement (including Software Development Agreement, Promo’s Rate-card, Commercial Terms for Project Siam (the “IT Migration Services”) and Change Control Process)

2.	Services Agreement (Service Level Agreement)

3.	Software Licence

4.	Software Maintenance and Support Agreement

5.	Software Maintenance and Support Agreement (Service Level Agreement)

6.	Office Support Agreement